Exhibit 99.05

FIRST AMENDMENT TO THE

NEW CENTURY ENERGIES, INC.

EMPLOYEES’ SAVINGS AND STOCK OWNERSHIP PLAN FOR BARGAINING

UNIT EMPLOYEES AND FORMER

NON-BARGAINING UNIT EMPLOYEES

(As Amended and Restated Effective January 1, 2015

But With Certain Retroactive Amendments)

Pursuant to the authority delegated to the Plan Administrator, Xcel Energy Inc. (the “Company”) according to Section 10.01 of the New Century Energies, Inc. Employees’ Savings and Stock Ownership Plan for Bargaining Unit Employees and Former Non-Bargaining Unit Employees (As Amended and Restated Effective January 1, 2015 But With Certain Retroactive Amendments) (the “Plan”), the Plan shall be amended effective as of January 1, 2018, in the following respects to read as follows:

1.	Section 1.48 Valuation Date, is hereby amended in its entirety to read as follows:

1.48    “Valuation Date” The term “Valuation Date” means each day the Nasdaq Stock Exchange, the New York Stock Exchange or other national securities exchange as may at the time be the principal market for Xcel Energy Inc. common stock is open.

IN WITNESS WHEREOF, Xcel Energy Inc. a Minnesota corporation has caused this Amendment to be signed by its duly authorized officers this 21st day of December, 2017.

/s/ Brian Van Abel
Print Name	Brian Van Abel
Title	VP & Treasurer

/s/ Jeffrey S. Savage
Print Name	Jeffrey S. Savage
Title	SVP & Controller